                                                                  EXHIBIT 10.229

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is entered into as of the 10th day of March 2003, by and between Meadow Valley Corporation, a Nevada corporation (the "Employer"), and Alan A. Terril (the "Employee").

         The Employer hereby employs the Employee on a full-time basis, and the Employee hereby accepts such full-time employment on the terms and conditions hereinafter set forth.

         1.       EMPLOYMENT. Employee is employed as the Senior Vice President
- Chief Operating Officer ("COO") for the Employer. Employee shall perform all duties as outlined herein and as may be assigned by the Employer and shall devote full time, attention and loyalty to the affairs of the Employer. The duties of the Employee shall specifically be:

                  A) Oversee all operating entities of the Employer. Reporting to Alan Terril will be each Area Manager for the Nevada, Arizona, Asphalt Paving and Utah Areas, and the President of Ready Mix, Inc.

                  B) Assist operating units in decision-making relative to work bidding, margins bid, and preparation and submission of estimates.

                  C) Assist operating units to maximize profitability by active participation in project planning, problem-solving, partnering, and claims/litigation preparation.

                  D) Assist and oversee operating budgets, capital expenditure budgets and approve project specific budgets for use in the Company's Budget Bonus Incentive Program.

                  E) Oversee and delegate as necessary administration of the Company's equipment and other resources. The COO is responsible for decision-making regarding the types of equipment acquired in capital purchases and leases.

                  F) Assist in selection and evaluation of merger and/or acquisition opportunities of the Company.

                  G)       Assist in formulating and executing strategic plans.

                  H) Any other area specifically assigned by the Chief Executive Officer ("CEO") or the Board of Directors.

                  I) To maintain and promote relationships with owners with whom the Company contracts.

         2. TERM. Subject to the provisions of termination provided in paragraph 12, the term of this Agreement shall be three years from the date of execution or from the date of the most recent renewal. Subject to a mandatory annual review ("Review") of the Employee's performance by the CEO, this Agreement may be renewed annually if the outcome of the Review results in a recommendation for renewal by the CEO to the Board Compensation Committee ("Committee") and the Committee, by majority vote, authorizes the renewal.

         3. COMPENSATION. Employee shall receive a base salary of One Hundred Twenty-seven Thousand Dollars ($127,000.00) per year, payable in accordance with the regular payroll practices of Employer, and subject to applicable deductions of withholding taxes and other customary employment taxes. The CEO of Employer shall review Employee's salary at a minimum annually and may adjust Employee's salary upward to recognize improvement, achievement or expansion of Employee's responsibilities subject to approval of the Committee.

         Employee shall participate as a member of senior management in cash incentive plans as currently existing or as amended or adopted in the future by the Committee. Cash bonus plans are subject to annual review and/or change by the Committee.

         4. OPTIONS TO ACQUIRE COMMON STOCK. Employee is eligible to participate in the Meadow Valley Corporation 1994 Stock Option Plan. Future grants of stock options shall be subject to the discretion of Meadow Valley Corporation's board of directors.

         5. EMPLOYEE BENEFITS. Employer shall provide to Employee, and to the Employee's dependents, a comprehensive major medical, health, and dental insurance program comparable to the programs normally provided by other employers in the same industry and marketplace, and the Employer shall pay the cost of the Employee's portion of the premium. Should, at any time, the Employee opt to maintain a personal major medical and health insurance policy for himself and for his dependents and not participate in the Employer's group plan, then Employer shall reimburse Employee the lesser of the amount Employee pays for said personal policy, as evidenced by adequate documentation, or what Employer would otherwise be paying were Employee participating in the Employer's group plan. Should the Employee opt to maintain his own coverage, neither he nor his dependents shall be precluded from later participating in the Employer's group plan so long as they otherwise qualify for enrollment.

         At Employer's cost, Employer will maintain a life insurance policy covering Employee, with at least $500,000 of death benefits being payable, in a manner that is free of income tax, to Employee's estate or other beneficiaries designated by Employee.

         Employer agrees to provide Employee with an automobile for business-related use. In addition to the cost of the vehicle itself, Employer shall pay, directly or by reimbursement to Employee, for all maintenance, fuel, repairs, insurance, operating and other costs incidental thereto.

         Employer shall pay for, or reimburse Employee for, dues for his membership in industry related associations perceived as beneficial to Employer and as approved by the CEO.

         So long as it is within the guidelines of the respective plan, Employee shall be given the opportunity to participate in Employer's 401(k) and any other plans made available to other members of executive management.

         Employee shall be entitled to receive all other employee benefits for senior management personnel upon the terms and conditions then in effect, including long term disability insurance.

         6. MOVING EXPENSES AND SUBSISTENCE. In the event the Employer requires the Employee to relocate, the Employer shall pay for all moving costs of reasonable and normal household effects, including up to six months storage of such household effects while Employee obtains a permanent residence in the relocation area. Employee shall obtain a minimum of two moving and storage quotes from reputable movers and Employer shall pay the most competitive rate.

         Employer shall provide Employee a subsistence allowance of Two Thousand Dollars ($2,000.00) per month for the lesser of nine months from the date of reassignment in a new location or until such time as the relocation of Employee and his/her spouse to the relocation area is complete. In addition, costs for one round-trip airline ticket per week between the Employee's previous location and the relocation area will be reimbursed by Employer to Employee during the same nine-month period, or less if relocation is completed earlier. Such tickets may be used either by Employee or by his/her spouse.

         7.       HOLIDAYS AND VACATION.

                  A) Employee shall be paid for the following seven (7) holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving, and Christmas Day and all other holidays for Employees of the Company as approved by the Chief Executive Officer or Board of Directors.

                  B) Employee is entitled to four weeks vacation during the first year of employment and for each year thereafter. Unused vacation in any given year shall accrue to following years up to a maximum of eight weeks in any one year.

         8. RESPONSIBILITIES OF EMPLOYEE. The Employee shall devote such reasonable time as is necessary or is deemed reasonably necessary by the Employer to carry out all required duties and will devote full time to the Employer during normal business hours. The Employee shall at all times faithfully, with diligence and to the Employee's best good faith ability, experience and talents, perform all the duties that may be required pursuant to the express terms hereof to the reasonable satisfaction of the Employer, in accordance with customary professional standards.

         9. WORKING FACILITIES. The Employee shall be furnished with all facilities and services suitable to Employee's position and adequate for the performance of Employee's duties.

         10. EXPENSES. The Employee is authorized to incur reasonable expenses for promoting business of the Employer, including expenses for entertainment, travel and similar items. The Employer shall reimburse the Employee for all such expenses on the presentation by the Employee of itemized and adequately documented accounts of such expenditures.

         11. DISABILITY. If unable to perform duties under the terms of this Agreement by reason of illness or incapacity for a period of four weeks, Employee shall, commencing at the end of such four week period, be entitled to receive Employee's compensation hereunder for a period of up to and including a maximum of one year or until he is no longer disabled, whichever occurs first. After one year of disability at full salary, the Employee, or his designated beneficiary, shall be provided with a disability insurance policy, if available, at no cost to Employee. The disability income policy would provide for monthly income benefits at the rate of sixty percent (60%) of the Employee's base salary at the time the disability occurred. The Company will attempt to procure a disability income policy that would provide monthly benefits until the Employee reaches 65 years of age or is no longer disabled whichever occurs first. If such a policy is unavailable, the Company will attempt to provide the best policy available. If no policy is available, no other disability income benefits will be provided.

         12. TERMINATION. This Employment Agreement may be terminated under the following circumstances:

                  A) WITHOUT CAUSE. Employer may terminate this Agreement at any time upon thirty (30) days written notice to Employee, but Employer shall be obligated to pay to Employee compensation in a lump sum for the balance of the term of this Agreement within 30 days of termination, unless Employee agrees to other payment terms.

                  B) VOLUNTARY TERMINATION BY EMPLOYEE WITHOUT CAUSE. Employee may terminate this Agreement at any time upon thirty (30) days written notice to Employer and Employer shall be obligated, in that event, to pay Employee compensation up to the date of the termination only. All accrued but unpaid compensation and Employee benefits shall be paid in cash within 30 days of termination, unless Employee agrees to other payment terms.

                  C) TERMINATION BY EMPLOYER FOR REASONABLE CAUSE. The Employer may terminate this Agreement for reasonable cause upon the unanimous vote of the Board of Directors and by thirty (30) days written notice to the Employee and Employer shall be obligated, in that event, to pay Employee compensation up to the date of termination only. For purposes hereof, "cause" shall be defined as meaning (i) such conduct by the Employee which constitutes material breach of this Agreement which is not cured within ninety (90) days of written notice to the Employee of said alleged breach or (ii) a material failure to competently perform Employee's duties as stated in paragraph 1 in accordance with applicable professional standards as stated in paragraphs 1 and 8 hereof provided that Employer has previously given Employee written notice and a reasonable opportunity to remedy such failure and such failure has a materially adverse effect on the business or financial condition of Employer or (iii) material breach of Employee's fiduciary duty and such breach has a material adverse effect on the business or financial condition of Employer or (iv) egregiously improper or illegal conduct of the Employee which, based upon a unanimous good faith determination of the Board of Directors of the Employer, has a material adverse affect on Employer.

                  D) TERMINATION BY EMPLOYEE FOR REASONABLE CAUSE. Employee may terminate this Agreement for cause. In such event, Employer shall be obligated to pay Employee compensation in lump sum for the balance of the term of this Agreement within 30 days of termination or as Employee shall agree, plus damages suffered and expenses incurred by reason thereof. For this purpose "cause" shall mean (i) a material breach of this Agreement by Employer or (ii) failure of Employer to pay any amount owed Employee hereunder at the time and in the amount due or (iii) failure of Employer to follow applicable law, especially with respect to SEC filings and compliance over the objection of Employee or contrary to the reasonable advice of Employee or (iv) egregiously improper conduct with respect to dealing with Employee or in a manner which brings discredit to Employee.

         13. CONFIDENTIALITY. Employee agrees not to disclose any confidential, proprietary competitively sensitive information to persons who are not employees, directors, lenders, bonding agents, insurance companies or advisors of the Employer, except as required by law, without prior consent of the Employer; provided however, any disclosure involving this paragraph shall not result in a breach of this Agreement unless the disclosure has a materially adverse effect on the Employer.

         14. INDEMNIFICATION. Employer and Meadow Valley Contractors, Inc. shall provide Employee with an Officer Indemnification Agreement in the form attached hereto.

         15. NOTICES. All notices, demands, and communications given under this Agreement ("Notice") shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, in the United States mail, postage prepaid, addressed as follows:

                  If to Employer:
                           Meadow Valley Corporation
                           P.O. Box 60726
                           Phoenix, AZ 85082-0726

                  If to Employee:
                           Alan A. Terril
                           P.O. Box 364
                           Overton, NV 89040

or at such other address as a party may from time to time designate by Notice hereunder. Notice shall be effective upon delivery in person, or if mailed, at midnight on the third business day after the date of mailing.

         16. ASSIGNMENT OF AGREEMENT. Neither party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent to such assignment or transfer by the other party hereto; and all the provisions of this Agreement shall be binding upon the respective employees, successors, heirs and assigns of the parties; provided, however, the benefits payable to Employee hereunder in the event of disability or death or incapacity are payable to Employee's spouse or personal representative.

         17. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. This Agreement and the representations, warranties, covenants and other agreements (however characterized or described) by both parties and contained herein or made pursuant to the provisions hereof shall survive the execution and delivery of this Agreement.

         18. FURTHER INSTRUMENTS. The parties shall execute and deliver any and all such other instruments in reasonable mutually acceptable form and substance and shall take any and all such other actions as may be reasonably necessary to carry the intent of the Agreement into full force and effect.

         19. SEVERABILITY. If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative for any reason by any court of competent jurisdiction, governmental authority or otherwise, such holding, declaration or pronouncement shall not affect adversely any other provision of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms, and the effect of such holding, declaration or pronouncement shall be limited to the territory of jurisdiction in which made.

         20. WAIVER. All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided by law. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or remedy arising from a subsequent breach of this Agreement. The consent of any party where required hereunder to any act or occurrence shall not be deemed to be a consent to any other act or occurrence.

         21. GENERAL PROVISIONS. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the state of Arizona. Except as otherwise expressly stated herein, time is of the essence in performing under this Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter of this Agreement as it relates to the parties' duties and obligations from and after April 1, 1997, and this Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. The headings of this Agreement are for convenience in reference only and shall not limit or otherwise affect the meaning thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

22. SPECIAL RIGHT OF EMPLOYEE UNDER CERTAIN CIRCUMSTANCES. During the term of this Agreement, if Meadow Valley Corporation is involved in a merger, consolidation or other business combination in which Meadow Valley Corporation is not the surviving and controlling entity and as a result thereof the Employee is required to relocate outside the city of his/her current residence in a manner not objectively reasonable, then Employee shall have the following rights:

         A) To terminate this Agreement with 30 days prior notice, in which event Employer shall pay Employee a sum equal to the Employee's compensation for the remainder of the term of this Agreement, payable within fourteen calendar days of the date of termination; and

         B) All options granted shall, to the extent not specifically prohibited by the stock option plan then in effect, vest immediately and be exercisable within one year of the termination notice provided in A above.

The provisions of this Section 22 shall supercede the entitlements set forth in paragraph 12 TERMINATION in the events contemplated within this Section 22.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                         Meadow Valley Corporation

/s/ alan Terril                          By /s/ Charles R. Norton
---------------                             ---------------------------------
Employee                                    Chairman - Compensation Committee